Exhibit 2.2

                                 FIRST AMENDMENT
                                 ---------------

                                       to

                   PLAN OF REORGANIZATION AND MERGER AGREEMENT

         This First Amendment (the "First Amendment") dated effective as of October 31, 1999, to the Plan of Reorganization and Merger Agreement dated effective as of July 23, 1999 (the "Agreement"), is made and entered into by and between NEWGOLD, INC., a Delaware corporation (the "Company") and BUSINESS WEB, INC., a Texas corporation doing business as "Comercis, Inc." ("BWI"), and amends the Agreement as set forth herein. All capitalized terms used but not otherwise defined herein shall have the respective meanings that are assigned to such terms in the Agreement.

                                   WITNESSETH:

         WHEREAS, pursuant to Article XIV of the Agreement, the Agreement will terminate automatically if the Merger shall not become effective on or prior to October 31, 1999, unless the parties hereto, acting pursuant to the authority of their respective boards of directors, shall have otherwise agreed in writing on or prior to that date to extend such date;

         WHEREAS, pursuant to Section 6.04 of the Agreement, on or before July 23, 1999, the Company was required to file with the SEC an application on Form S-4 seeking the registration of newly issued shares of Company Stock;

         WHEREAS, pursuant to Section 6.05 of the Agreement, on or before July 23, 1999, the Company was required to (a) prepare a notice of special meeting of stockholders and proxy statement in connection therewith seeking approval of, among other things, the Merger; and (b) deliver a copy of the notice of special meeting and proxy statement to BWI for its review and comment;

         WHEREAS, the Company was delayed in performing its obligations under Sections 6.04 and 6.05 for reasons that are justifiable and acceptable to BWI;

         WHEREAS, the Company and BWI acknowledge that the Merger will not become effective on or before October 31, 1999;

         WHEREAS,  the Company expects to perform its obligations  under Section
6.04 and 6.05 on or before December 1, 1999;

         WHEREAS, the Company and BWI mutually desire to continue with the Merger;



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



         WHEREAS, the Company and BWI therefore mutually desire to extend (a) the periods in which the Company is obligated to perform its obligations under Sections 6.04 and 6.05; and (b) the date before which the Merger must become effective;

         WHEREAS, the Agreement has not yet been submitted to the shareholders of either the Company or BWI for their approval; and

         WHEREAS, pursuant to Article XIII, the boards of directors of the Company and BWI may amend the Agreement without seeking shareholder approval if the Agreement has not theretofore been approved by the shareholders of the respective companies;

         NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this First Amendment hereby agree as follows:

                                    ARTICLE I

                                   AMENDMENTS

         1.01. Obligations of the Company. Sections 6.04 and 6.05 are hereby amended by deleting the date July 23, 1999, wherever it appears and by substituting in each such place the date December 1, 1999.

         1.02. Effective Date of Merger. Article XIV is hereby amended by deleting the date October 31, 1999, and by substituting in its place the date January 1, 2000.

         1.03. Other Provisions Not Affected. No other provision, term, representation, warranty, obligation, or condition of the Agreement shall be affected as a result of this First Amendment, and the parties hereby mutually affirm and ratify the Agreement as amended by this First Amendment.







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         IN WITNESS WHEREOF,  the duly authorized officers of the parties hereto have caused this First Amendment to be executed as of the date first written above.

                                  BUSINESS WEB, INC.
                                  (Doing Business As Comercis, Inc.)



                                  ------------------------------------
                                  Mr. Chris M. Meaux, President and CEO



                                  ------------------------------------
                                  Mr. Robert W. Gallagher, CFO



                                  NEWGOLD, INC.



                                  ------------------------------------
                                  Mr. A. Scott Dockter, President and CEO



                                  ------------------------------------
                                  Mr. Robert W. Morris, CFO






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